                                  EXHIBIT 99.1

                               "ISRAMCO NEGEV 2"
                              LIMITED PARTNERSHIP

                              FINANCIAL STATEMENTS
                             AS OF DECEMBER 31,2005

                                "ISRAMCO NEGEV 2"
                               LIMITED PARTNERSHIP

                              FINANCIAL STATEMENTS
                             AS AT DECEMBER 31, 2005

                                         "Isramco - Negev 2" Limited Partnership

FINANCIAL STATEMENTS AS AT DECEMBER 31, 2005
--------------------------------------------------------------------------------


CONTENTS


                                                                          PAGE


Auditors' Report                                                            2


Balance Sheets                                                              4


Statements of Earnings                                                      5


Statements of Changes in Limited Partnership's Capital                      6


Statements of Cash Flows                                                    7


Notes to the Financial Statements                                           9

[LOGO] KPMG

          SOMEKH CHAIKIN

          MAIL ADDRESS       OFFICE ADDRESS            TELEPHONE  972 3 684 8000
          PO Box 609         KPMG Millennium Tower     Fax 972 3 684 8444
          Tel Aviv 61006     17 Ha'arba'a Street
           Israel            Tel Aviv 61070
                             Israel


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE PARTNERS OF "ISRAMCO - NEGEV 2" LIMITED PARTNERSHIP

AUDITORS' REPORT TO THE PARTNERS OF
"ISRAMCO - NEGEV 2" LIMITED PARTNERSHIP

We have audited the accompanying balance sheets of "Isramco - Negev 2" Limited Partnership (hereinafter - "the Limited Partnership") as of December 31, 2005 and 2004, and the related statements of earnings, changes in Limited Partnership's capital and cash flows, for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Board of Directors and the Management of the General Partner of the Limited Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Board of Directors and Management of the General Partner, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of Isramco-Negev 2 Limited Partnership as at December 31, 2005 and 2004, and the results of its operations, the changes in the Limited Partnership's capital and its cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with generally accepted accounting principles (GAAP) in Israel. In addition, the aforementioned financial statements were prepared in accordance with the Securities Regulation (Preparation of Annual Financial Statements), 1993.

Accounting principles generally accepted in Israel differ in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected the financial position of the Limited Partnership as at December 31, 2005 and 2004 and the results of its operations, the changes in the Limited Partnership's capital and its cash flows for the three-year period ended December 31, 2005, to the extent summarized in Note 13 to the financial statements.

SomekhEChaikin, a partnership registered under the Israeli Partnership Ordinance, is a member of KPMG International, a Swiss cooperative.

As discussed in Note 3B, the financial statements as at dates and for periods ended after December 31, 2003 are stated in reported amounts, in accordance with Accounting Standards published by the Israeli Accounting Standards Board. The financial statements as at dates and for periods ended up to and including December 31, 2003, are stated in values adjusted for the changes in the general purchasing power of the Israeli currency, in accordance with Opinions of the Institute of Certified Public Accountants in Israel.


Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International

January 23, 2006, except for Note 13, as to which the date is March 22, 2006.

                                                                       "Isramco - Negev 2" Limited Partnership

BALANCE SHEETS AS AT DECEMBER 31
--------------------------------------------------------------------------------------------------------------

REPORTED AMOUNTS*
                                                                                       2005              2004
                                                                             ---------------   ---------------
                                                                     NOTE     NIS THOUSANDS     NIS THOUSANDS
                                                           ---------------   ---------------   ---------------
CURRENT ASSETS

Cash and cash equivalents                                                             2,720            14,279
Marketable securities                                                   4           583,569           539,042
Joint ventures for oil and gas exploration                              5             1,328             1,307
Sundry receivables                                                      6                 9                 9
                                                                             ---------------   ---------------
                                                                                    587,626           554,637
                                                                             ---------------   ---------------
INVESTMENTS

Investment in oil and gas properties                                    7             7,609             7,609
                                                                             ---------------   ---------------

                                                                                    595,235           562,246


CURRENT LIABILITIES

Sundry payables                                                         8               501               458
Joint ventures for oil and gas exploration                              5               183                99
                                                                             ---------------   ---------------
                                                                                        684               557
                                                                             ---------------   ---------------

CONTINGENT LIABILITIES AND COMMITMENTS                                  9

LIMITED PARTNERSHIP'S CAPITAL                                          10           594,551           561,689
                                                                             ---------------   ---------------

                                                                                    595,235           562,246
                                                                             ===============   ===============



------------------------------------  -----------------------------------  -----------------------------------
      Pinkstone Ltd. - Director                 Yossi Levy - CEO                  Eli Fish - Controller
      Isramco Oil and Gas Ltd. -            Isramco Oil and Gas Ltd. -           Isramco Oil and Gas Ltd. -
           General Partner                       General Partner                     General Partner
    Represented by Ya'akov Meimon

March 22, 2006

*  Regarding discontinuance of the adjustment for inflation -see Note 3B.

The notes are an integral part of the financial statements.

                                        4


                                                                                 "Isramco - Negev 2" Limited Partnership

STATEMENTS OF EARNINGS FOR THE YEAR ENDED DECEMBER 31
------------------------------------------------------------------------------------------------------------------------


                                                                               2005              2004              2003
                                                                    ----------------   ---------------   ---------------
                                                                                                        AMOUNTS ADJUSTED
                                                                                                           TO THE EFFECT
                                                                                                         OF INFLATION IN
                                                                           REPORTED           REPORTED   TERMS OF NIS OF
                                                                           AMOUNTS*           AMOUNTS*     DECEMBER 2003
                                                                    ----------------   ---------------   ---------------
                                                           NOTES      NIS THOUSANDS      NIS THOUSANDS     NIS THOUSANDS
                                                  ---------------   ----------------   ---------------   ---------------
INCOME
Financing income, net                                        11A             71,388            58,623            89,694
                                                                    ----------------   ---------------   ---------------

EXPENSES
Participation in oil and gas exploration, net                11B             30,802               925            35,769
General and administrative expenses                          11C              2,650             2,693             2,667
                                                                    ----------------   ---------------   ---------------

                                                                             33,452             3,618            38,436


NET INCOME                                                                   37,936            55,005            51,258
                                                                    ================   ===============   ===============


INCOME PER PARTICIPATION UNIT:
                                                                                NIS               NIS               NIS
                                                                    ================   ===============   ===============

Basic income per participation unit                          11D             0.0089            0.0129            0.0120
                                                                    ================   ===============   ===============




*   Regarding discontinuance of the adjustment for inflation - see Note 3B.


The notes are an integral part of the financial statements.

                                        5

                                                                        "Isramco - Negev 2" Limited Partnership

STATEMENTS OF CHANGES IN LIMITED PARTNERSHIP'S CAPITAL
---------------------------------------------------------------------------------------------------------------


                                                             PARTNERSHIP'S       ACCUMULATED
                                                                   CAPITAL              LOSS             TOTAL
                                                           ----------------   ---------------   ---------------
                                                                AMOUNTS ADJUSTED TO THE EFFECT OF INFLATION
                                                                       IN TERMS OF DECEMBER 2003
                                                           ----------------------------------------------------
                                                             NIS THOUSANDS     NIS THOUSANDS     NIS THOUSANDS
                                                           ----------------   ---------------   ---------------
BALANCE AS AT JANUARY 1, 2003                                      856,391          (397,346)          459,045

Net income for the year                                                  -            51,258            51,258
                                                           ----------------   ---------------   ---------------

BALANCE AS AT DECEMBER 31, 2003                                    856,391          (346,088)          510,303


                                                             PARTNERSHIP'S       ACCUMULATED
                                                                   CAPITAL              LOSS             TOTAL
                                                           ----------------   ---------------   ---------------
                                                                             REPORTED AMOUNTS*
                                                           ----------------------------------------------------
                                                             NIS THOUSANDS     NIS THOUSANDS     NIS THOUSANDS
                                                           ----------------   ---------------   ---------------
BALANCE AS AT JANUARY 1, 2004                                      856,391          (346,088)          510,303

Net income for the year                                                  -            55,005            55,005

Tax deposits paid on behalf of holders of
 the participation certificates**                                        -            (3,619)           (3,619)
                                                           ----------------   ---------------   ---------------

BALANCE AS AT DECEMBER 31, 2004                                    856,391          (294,702)          561,689
                                                           ================   ===============   ===============


                                                             PARTNERSHIP'S       ACCUMULATED
                                                                   CAPITAL              LOSS             TOTAL
                                                           ----------------   ---------------   ---------------
                                                                             REPORTED AMOUNTS*
                                                           ----------------------------------------------------
                                                             NIS THOUSANDS     NIS THOUSANDS     NIS THOUSANDS
                                                           ----------------   ---------------   ---------------
BALANCE AS AT JANUARY 1, 2005                                      856,391          (294,702)          561,689

Net income for the year                                                  -            37,936            37,936

Tax deposits paid on behalf of holders of
 the participation certificates**                                        -            (5,074)           (5,074)
                                                           ----------------   ---------------   ---------------

BALANCE AS AT DECEMBER 31, 2005                                    856,391          (261,840)          594,551
                                                           ================   ===============   ===============

*       Regarding discontinuance of the adjustment for inflation - see Note 3B.
** Regarding the tax deposits paid on behalf of holders of the participation certificates - see Note 10E.

The notes are an integral part of the financial statements.

                                                                                        "Isramco - Negev 2" Limited Partnership

STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31
-------------------------------------------------------------------------------------------------------------------------------


                                                                                2005                 2004                 2003
                                                                  -------------------   ------------------   ------------------
                                                                                                              AMOUNTS ADJUSTED
                                                                                                              TO THE EFFECT OF
                                                                                                                  INFLATION IN
                                                                            REPORTED             REPORTED      TERMS OF NIS OF
                                                                            AMOUNTS*             AMOUNTS*        DECEMBER 2003
                                                                  -------------------   ------------------   ------------------
                                                                       NIS THOUSANDS        NIS THOUSANDS        NIS THOUSANDS
                                                                  -------------------   ------------------   ------------------
CASH FLOWS GENERATED BY OPERATING ACTIVITIES
Net income                                                                    37,936               55,005               51,258
Adjustment to reconcile net income to net
 cash flows generated by operating activities (A)                            (20,003)             (32,666)             (35,324)
                                                                  -------------------   ------------------   ------------------

NET CASH INFLOW GENERATED BY OPERATING ACTIVITIES                             17,933               22,339               15,934
                                                                  -------------------   ------------------   ------------------

CASH FLOWS GENERATED BY INVESTING ACTIVITIES:
Investment in oil and gas properties                                         (30,370)                   -              (24,668)
Investment in marketable securities                                         (487,366)            (204,464)            (187,069)
Proceeds from sale of marketable securities                                  493,318              174,086              188,889
                                                                  -------------------   ------------------   ------------------

NET CASH OUTFLOW GENERATED BY INVESTING ACTIVITIES                           (24,418)             (30,378)             (22,848)
                                                                  -------------------   ------------------   ------------------

CASH FLOWS GENERATED BY FINANCING ACTIVITIES
Tax deposits paid on behalf of holders of the
 participation certificates                                                   (5,074)              (3,619)                   -
                                                                  -------------------   ------------------   ------------------

NET CASH OUTFLOW GENERATED BY FINANCING ACTIVITIES                            (5,074)              (3,619)                   -
                                                                  -------------------   ------------------   ------------------

DECREASE IN CASH AND CASH EQUIVALENTS                                        (11,559)             (11,658)              (6,914)

BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF
 THE YEAR                                                                     14,279               25,937               32,851
                                                                  -------------------   ------------------   ------------------

BALANCE OF CASH AND CASH EQUIVALENTS AT END OF
 THE YEAR                                                                      2,720               14,279               25,937
                                                                  ===================   ==================   ==================

*       Regarding discontinuance of the adjustment for inflation - see Note 3B.

The notes are an integral part of the financial statements.

                                                                                        "Isramco - Negev 2" Limited Partnership

STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31 (CONT'D)
-------------------------------------------------------------------------------------------------------------------------------


                                                                                2005                 2004                 2003
                                                                  -------------------   ------------------   ------------------
                                                                                                              AMOUNTS ADJUSTED
                                                                                                              TO THE EFFECT OF
                                                                                                                  INFLATION IN
                                                                            REPORTED             REPORTED      TERMS OF NIS OF
                                                                            AMOUNTS*             AMOUNTS*        DECEMBER 2003
                                                                  -------------------   ------------------   ------------------
                                                                       NIS THOUSANDS        NIS THOUSANDS        NIS THOUSANDS
                                                                  -------------------   ------------------   ------------------
A.  ADJUSTMENTS TO RECONCILE NET INCOME TO NET
    CASH FLOWS GENERATED BY OPERATING ACTIVITIES

Income and Expenses Not Involving Cash Flows:
--------------------------------------------

Gain from marketable securities, net                                         (50,479)             (36,006)              (67,183)
Amortization of investment in oil and gas properties                          30,370                    -                35,617


Changes in Asset and Liability Items:
------------------------------------

Decrease (increase) in sundry receivables                                          -                  309                 (105)
Increase (decrease) in sundry payables                                            43                   46                  (31)
Change in joint ventures for oil and gas exploration, net                         63                2,985               (3,622)
                                                                  -------------------   ------------------   ------------------

                                                                             (20,003)             (32,666)             (35,324)
                                                                  ===================   ==================   ==================





*   Regarding discontinuance of the adjustment for inflation - see Note 3B.


The notes are an integral part of the financial statements.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2005
--------------------------------------------------------------------------------

NOTE 1 - GENERAL

        A. Isramco - Negev 2, Limited Partnership (hereinafter - "the Limited Partnership" or "the Partnership") was established according to a limited partnership agreement that was signed on March 2 and 3, 1989 (and amended from time to time), between the general partner - Isramco Oil and Gas Ltd. (hereinafter - "the General Partner") and the limited partner - Isramco Management
                (1988) Ltd. (hereinafter - "the Limited Partner" or "the Trustee"). The Limited Partnership was registered on March 3, 1989, under the Partnerships Ordinance (New Version), 1975. According to Section 61(a) of the Partnerships Ordinance, the limited partnership agreement constitutes the Articles of Association of the Limited Partnership.

        B. Under the Limited Partnership agreement, as amended from time to time, the General Partner and the Limited Partner will bear the expenses and losses of the Limited Partnership and will be entitled to income in accordance with their proportionate share of the capital they invested in the Limited Partnership's capital.

        C. The day-to-day management of the Limited Partnership is carried out by the General Partner, under the supervision of the Supervisor, Yigal Brightman & Co., Certified Public Accountants, and Mr. David Valiano, CPA (Isr.). Under the Limited Partnership agreement, the Supervisor was granted certain supervisory powers.

        D. The Limited Partner - Isramco Management (1988) Ltd., has various rights in the Limited Partnership. Under the trust agreement, the Limited Partner acts as trustee on behalf of the owners of the participation units.

        E. The Limited Partnership was approved by the Income Tax Commissioner for purposes of the Income Tax Regulations (Rules for Calculating Tax for Holding and Sale of Participation Units in an Oil Exploration Partnership), 1988. In December 2005, the effectiveness of these Regulations was extended up to December 31, 2006.

        F. On June 7, 2000, the Petroleum Commissioner, in accordance with his authority under the Petroleum Law, announced the closure for purposes of oil exploration and production of all the offshore areas up to the point where the depth of water above them permits utilization of the natural resources and which are not subject to a petroleum right or a preliminary permit with a valid priority right.

NOTE 2 - THE OBJECTIVE OF THE LIMITED PARTNERSHIP

        A. The objective of the Limited Partnership is to participate in oil and gas exploration and production. For this purpose the Limited Partnership signed operating agreements (J.O.A.) with its partners in joint ventures.

        B. As at the approval date of the financial statements, the Limited Partnership's rights in oil and/or gas properties are as follows:

                                                                                               DATE OF
                                                                    PRINCIPAL RATE       EXPIRATION OF
                                                                                 %              RIGHTS
                                                                 ------------------  ------------------
        "Med Yavne" lease                                                  32.4111       June 10, 2030
        "Med Ashdod" lease                                                 19.1370       June 15, 2030
        Michal license                                                     30.3950    December 2, 2006
        Matan license                                                      30.3950    December 2, 2006
        Shikma Carveout (depth of 1,500 meters and under)                  10.0000       April 1, 2009

        For additional details in connection with the Partnership's rights in oil and/or gas properties - see Note 5, below.

NOTE 3 - REPORTING PRINCIPLES AND ACCOUNTING POLICIES

        A.      GENERAL

        The items in the financial reports are presented in accordance with the principles provided in the Securities Regulations (Preparation of Annual Financial Statements), 1993, except for items presented in the format dictated by the nature of the Limited Partnership's business.

        B.      DEFINITIONS

        1. RELATED PARTY - as defined in Opinion No. 29 of the Institute of Certified Public Accountants in Israel (hereinafter - the ICPAI).

        2. INTERESTED PARTY - as defined in Paragraph 1 of the definition of an "interested party" in a company in Section 1 of the Securities Law.

        3. CPI - the Consumer Price Index published by the Central Bureau of Statistics.

        4.      DOLLAR - the U.S. dollar.

        5. ADJUSTED AMOUNT - the nominal historical amount adjusted in accordance with the provisions of Opinions 23, 34, 36 and 37 of the Institute of Certified Public Accountants in Israel.

        6. REPORTED AMOUNT - the adjusted amount as at the transition date (December 31, 2004), with the addition of amounts in nominal values that were added after the transition date and less amounts eliminated after the transition date.

        7. ADJUSTED FINANCIAL REPORT - the financial report based on the provisions of Opinions 23, 34, 36, 37 and 50 of the Institute of Certified Public Accountants in Israel.

        8. NOMINAL FINANCIAL REPORT - the financial report based on reported amounts.

        C.      FINANCIAL STATEMENTS IN REPORTED AMOUNTS

        (1) In October 2001, the Israeli Accounting Standards Board published Accounting Standard No. 12, "Discontinuance of Adjustment of Financial Statements". Pursuant to this Standard and in accordance with Accounting Standard No. 17 that was published in December 2003, the adjustment of financial statements will be discontinued as of January 1, 2004. Up to December 31, 2004, the Partnership continued to prepare adjusted financial statements in accordance with Opinion No. 36 of the Institute of Certified Public Accountants in Israel. The adjusted amounts included in the financial statements as at December 31, 2004 constitute the starting point for the Nominal Financial Report as of January 1, 2004. The Partnership has implemented the provisions of the Standard and has accordingly discontinued the adjustment as of January 1, 2004.

        (2) In the past, the Partnership prepared its financial statements on the basis of historical cost adjusted for the changes in the Consumer Price Index. The Adjusted Amounts, as stated, included in the financial statements as at December 31, 2004 constituted the starting point for the Nominal Financial Report as of January 1, 2004. Additions made during the period are included according to their nominal values.

        (3) Amounts of the non-monetary assets do not necessarily reflect their realizable value or updated economic value but, rather, only the Reported Amounts of such assets.

        (4) The term "cost" in these financial statements means the Reported Amount of cost.

        (5) All the comparative data for prior periods is stated adjusted to the index of December 2004.

        D.      REPORTING PRINCIPLES

        (1)     Balance sheet:

                a. Non-monetary items (investments in oil and gas properties and partnership capital) are stated at Reported Amounts.

                b. Monetary items are stated in the balance sheet at their nominal historical values as at the balance sheet date.

        (2)     Statement of earnings:

                a. Income and expenses deriving from non-monetary items or from provisions included in the balance sheet are calculated as the difference between the Reported Amount of the opening balance and the Reported Amount of the closing balance.

                b. All other items included in the statement of earnings are stated at their nominal value.

        E.      CASH EQUIVALENTS

        Cash equivalents include bank deposits having an original maturity, as at the date of the investment therein, not in excess of three months.

        F.      MARKETABLE SECURITIES

        Marketable securities are stated at their market value as at the balance sheet date. Changes in the value of such securities are recorded in the statement of earnings as incurred.

        G.      INVESTMENTS IN OIL AND GAS EXPLORATION

        The Limited Partnership uses the "successful efforts" method with respect to the accounting treatment of the recording of oil and gas exploration expenses, as follows:

        (1) The Limited Partnership's expenses in executing geological and seismic tests and surveys are expensed immediately in the statement of earnings as incurred.

        (2) Investments in oil and gas wells, which are in the drilling stages, and regarding which it has not yet been proven whether they will produce oil or gas, or which have not yet been determined to be non-commercial, are stated in the balance sheet at cost.

        (3) Investments in oil and gas wells which were proven to be dry and were abandoned, or were determined to be non-commercial, or for which no development plans were prepared for the near future, are written off in full to the statement of earnings.

        H.      DECLINE IN VALUE OF ASSETS

        The Limited Partnership applies Accounting Standard No. 15 - "Decline in the Value of Assets" (hereinafter - "the Standard"). The Standard provides procedures which an entity must apply in order to assure that its assets in the balance sheet (in respect of which the Standard applies) are not presented at an amount greater than their recoverable value, which is the higher of the net selling price and the realization value (the present value of the estimated future cash flows expected to derive from the use of the asset and its realization).

        The Standard applies to all assets in the balance sheet, except for tax assets and financial assets (except for financial assets which are investments in investee companies which are not subsidiaries). In addition, the Standard provides presentation and disclosure rules regarding assets whose value has decreased. Where the value of an asset in the balance sheet is greater than its recoverable value, the Limited Partnership recognizes a loss from decline in value in an amount equal to the difference between the book value of the asset and its recoverable value. The loss recognized, as stated, will be eliminated only if there have been changes in the estimates used in determining the asset's recoverable value from the date on which the last loss from decline in value was recognized.

        I.      INCOME PER PARTICIPATION UNIT

        The income per participation unit was computed in accordance with Opinion No. 55 of the ICPAI, on the basis of the weighted-average number of the outstanding participation units.

        J.      USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from such estimates.

        K. DISCLOSURE OF EFFECT OF NEW ACCOUNTING STANDARDS IN THE PERIOD PRIOR TO THEIR IMPLEMENTATION

        In August 2005 the Israel Accounting Standards Board published Accounting Standard No. 22, "Financial Instruments: Disclosure and Presentation" (hereinafter - "the Standard"). The Standard provides rules for presenting financial instruments in the financial statements and specifies the proper disclosure required with respect thereto. Furthermore, the Standard provides the method for classifying financial instruments as financial liabilities and as shareholders' equity, for classifying the interest, dividends, losses and gains related to them and the circumstances for offsetting financial assets and financial liabilities. The new Standard will apply to financial statements for periods beginning on January 1, 2006 or thereafter. The Standard provides that it is to be adopted on a prospective basis. The comparative data presented in the financial statements for periods beginning on the date the Standard comes into effect will not be restated. First-time application of the Standard is not expected to have an effect on the Limited Partnership's financial statements.

        L.      RATES OF EXCHANGE AND LINKAGE BASIS

        Assets and liabilities denominated in or linked to foreign currency are stated in the balance sheet according to the representative exchange rates published by Bank of Israel as at balance sheet date.

        Assets and liabilities linked to the CPI are stated in accordance with the specific linkage terms relating to each asset or liability.

        Below are the figures for the Consumer Price Index and the rates of exchange:

                                                DECEMBER 31                                     % CHANGE
                                ----------------------------  -------------------------------------------
                                        2005           2004           2005           2004           2003
                                -------------  -------------  -------------  -------------  -------------
         Index - in points             103.0          100.6           2.39           1.20          (1.89)
         Exchange rate of
          the dollar in NIS            4.603          4.308           6.85          (1.62)         (7.56)

NOTE 4 - MARKETABLE SECURITIES

                                                                     DECEMBER 31       DECEMBER 31
                                                                            2005              2004
                                                                 ----------------  ----------------
                                                                   NIS THOUSANDS     NIS THOUSANDS
                                                                 ----------------  ----------------
        Shares and options (1)                                            82,396           103,924
        Government debentures (2)                                         33,094           133,156
        Convertible debentures                                            86,370           107,396
        Corporate debentures (3)                                         364,940           170,432
        Participation certificates in mutual funds                        10,871            19,566
        Participation units (1)                                            5,898             4,568
                                                                 ----------------  ----------------
                                                                         583,569           539,042
                                                                 ================  ================

        (1) INCLUDING MARKETABLE SECURITIES OF RELATED PARTIES             8,638             6,531
                                                                 ================  ================

        As at December 31, 2005, the Limited Partnership holds 4.43% of the total participation units in the I.N.O.C Dead Sea Limited Partnership (rate of holdings as at December 31, 2004 - same), where the market value as at the balance sheet date equals NIS 1,784 thousand and 13.52% of the total participation units in Naphtha Exploration (rate of holdings as at December 31, 2004 - same), where the market value as at the balance sheet date equals NIS 4,114 thousand. In addition, the Limited Partnership holds 0.9% of the issued share capital of J.O.E.L Jerusalem Oil Exploration Ltd. (rate of holdings as at December 31, 2004
        - same), where the market value as at the balance sheet date equals NIS 2,740 thousand.

        The income from investment in the marketable securities of the related parties in the year 2005 amounts to NIS 2,107 thousand (2004 - income NIS 2,524 thousand).

                                                                     DECEMBER 31       DECEMBER 31
                                                                            2005              2004
                                                                 ----------------  ----------------
                                                                   NIS THOUSANDS     NIS THOUSANDS
                                                                 ----------------  ----------------
        (2) GOVERNMENT DEBENTURES - LINKAGE BASES
           Unlinked                                                       33,094           133,156
                                                                 ================  ================

        (3) CORPORATE DEBENTURES - LINKAGE BASES
           CPI linked                                                    292,475           107,573
           Linked to dollar                                               62,574            48,611
           Unlinked                                                        9,891            14,248
                                                                 ----------------  ----------------

                                                                         364,940           170,432
                                                                 ================  ================

NOTE 5 - JOINT VENTURE FOR OIL AND GAS EXPLORATION

        COMPOSITION

                                                                     DECEMBER 31       DECEMBER 31
                                                                            2005              2004
                                                                 ----------------  ----------------
                                                                   NIS THOUSANDS     NIS THOUSANDS
                                                                 ----------------  ----------------
        DEBIT BALANCES
        "Med Yavne" Joint Venture                                          1,120             1,120
        "Nir 2" Joint Venture                                                208               187
                                                                 ----------------  ----------------

                                                                           1,328             1,307
                                                                 ================  ================
        CREDIT BALANCES
        "Med Ashdod" Lease Joint Venture                                      63                57
        "Nordon 1" Joint Venture                                              42                42
        "Gad 1" Joint Venture                                                 78                 -
                                                                 ----------------  ----------------

                                                                             183                99
                                                                 ================  ================

        ADDITIONAL INFORMATION:

        GENERAL

        The balances shown in the balance sheet and relating to the joint ventures constitute the amount of the actual investment of the Limited Partnership in each joint venture less its share in the losses of that venture (or its share in the venture's losses less the amounts invested therein).

        A.      "MED YAVNE" LEASE

        1.      GENERAL

                In June 2000, the Petroleum Commissioner (hereinafter - "the Commissioner") granted the partners to the Offshore License 239/"Med Yavne" (hereinafter - "Med Yavne License"), in which the Limited Partnership had oil rights, a lease for a period of 30 years for an area of 250 sq. km. out of the area of the aforesaid license, following the results of the "Or 1" and nearby drillings executed in the license area.

                The conditions provide, among other things, that the leaseholder shall act diligently to develop the lease and to produce gas from the lease, and at the end of 5 years from the date the lease was granted the leaseholder shall submit a plan for continued activity in the lease area.

                The lease is limited in the entire area thereof, to the subterranean space as far as the roof of messenian ophorites or to the base of the Pliocene in absence of the ophorites. In 2001, the Commissioner approved the return of an area of 105 square kilometers of the northern area of the lease in which no drilling prospects were located. In 2002, an additional area of 92 square kilometers out of the northern portion of the lease was returned in light of the operator's recommendation not to carry out any drilling in accordance with the conditions of the lease since, based on the existing data, the prospects currently indicated are at a level of high risk. The remaining lease area after return of the said portions is 53 square kilometers.

                Regarding the lease period - see Note 9G., below.

                Regarding the Partnership's liability for payment of royalties - see Note 9A., below.

        2.      THE "OR 1" WELL IN THE"MED YAVNE" LICENSE

                In October 1999, the "Or 1 " well was conducted in the "Med Yavne" License. The results of the production test performed at the well indicated that the rate of production in the area examined was 21 million cubic feet per day. Nonetheless, in the operator's estimation, the well is capable of producing gas at a higher rate, once the well is completed for regular production, with appropriate equipment and by opening up additional areas in the target layer.

                The Partnership's participation percentage in the "Or 1" drilling is 32.4111%. The cost of the well amounted to $5.2 million. The Partnership's share in the drilling costs, recorded in the category "investments in oil and gas assets", amounted to NIS 7.6 million.

        3.      THE GAS RESERVES AT THE "MED-YAVNE" LEASE

                According to the operator's estimations, which are based on the results of the "Or 1" well and nearby wells, and a three-dimensional seismic survey performed in the area of the lease, and which also covered parts of nearby gas reserves (outside the area of the lease), the recoverable gas reserves in the Med Yavne Lease amount to 93 billion cubic feet, out of which 51 billion cubic feet in the "Or 1" reserve, and based on the seismic information in the possession of the partners in the lease, the balance of the reserves (about 42 billion cubic feet) are in the "Noa" and "Noa 1" gas fields (which are owned by the "Yam Tatis" Joint Venture) that reach into the area of the "Med Yavne" lease (hereinafter - "the Balance of the Reserves").

                In November 2002, the Partnership received an opinion from a consulting firm in the United States, the object of which was to perform a techno-economic examination for the development of the "Or 1" reserve (wherein the reserves are estimated at 51 billion cubic feet). The said opinion indicates that, under certain assumptions, development of the reserve, by connecting it to the nearby production platform in the adjacent "Meri" gas field (at a distance of 12 km) and from there via a transportation pipe to Ashdod, is economically feasible.

                At a meeting of the partners held in January 2005, it was agreed that the operator of the lease will request from Noble, the operator of the "Yam Tatis" joint venture (hereinafter - "Noble"), the holder of the rights in the "Noa", "Noa South" and "Meri" gas fields, to receive an estimate of the expenses required in order to connect the "Or 1" gas field to the gas pipeline Noble plans to install between the "Noa" gas field and the production platforms in the "Meri" gas field. This pipeline is supposed to run close to the "Or 1" gas field and the possibility is being examined of connecting to the aforesaid gas pipeline in order to pipe the gas produced therefrom to the production platforms in the "Meri" gas field, and from there to Ashdod. In addition, the operator of the lease will request Noble's estimate of the charges for handling the gas on the production platforms and piping from there to Ashdod, as stated.

                In April 2005, the operator of the lease notified the partners that Noble is ready to discuss a corporation with respect to development of the "Or 1" gas field together with the "Noa" gas field, the development of which is planned for 2009-2010. It was decided that the discussions with Noble will continue regarding the charges for piping and handling the gas produced from the "Or 1" gas field.

        3.      THE GAS RESERVES AT THE "MED-YAVNE" LEASE (cont'd)

                In the estimation of the General Partner, based on the opinion received, as stated, and based on the price of the gas and the development costs, the fair value of the "Or 1" gas field is not less than its value as recorded in the books.

                At a meeting of the partners in January 2005, the possibility was also discussed of utilizing the balance of the gas reserves in the lease (approximately 42 billion cubit feet), the utilization of which will be possible only by means of their joint production with the gas reserves in the "Noa", and "Noa South" gas fields along with joint cooperation with the "Yam Tatis" group, while determining a mechanism for allocation of the investments in and income from the joint production (unification of the reserves). It was agreed that the operator will contact Noble with respect to the matter of unification of the reserves, as stated.

                In April 2005, the operator of the lease notified the partners that Noble object to joining the reserves.

                On December 13, 2005, the operator presented the partners the findings of an additional evaluation performed, pursuant to which development of the "Noa", and "Noa South" gas fields will utilize only a small, immaterial part of the Balance of the gas fields. In light of the results of the test, the partners decided not to continue the efforts toward enforcing unification of the reserves, as stated.

                In light of that stated above, there is only a small probability that it will be possible to utilize the Balance of the Reserves.

                In June 2005, the operator requested a change in the terms of the lease from the Petroleum Commissioner (hereinafter - "the Commissioner") such that the work plan for development of the lease will be submitted to the Commissioner at the time development of the "Noa" gas field is begun (instead of at the end of 5 years from the date the lease was granted, that is June
                2005). The commissioner agreed to the operator's request.

        B.      THE "MED ASHDOD" LEASE

        1.      GENERAL

                In January 2002, the Commissioner granted the partners in the Offshore License 242/"Med Ashdod", a lease (hereinafter - "the Lease") in an area of 250 square kilometers out of the "Med Ashdod" License area for a period of 30 years (as from June
                2000), this being based on the findings of the "Nir 1" well, which was executed in the license area. The Partnership's share in the Lease is 19.1370%.

                Regarding the lease period - see Note 9G., below.

                Regarding obligations of the Partnership to pay royalties - see
                Note 9A., below.

        1.      GENERAL (cont'd)

                The work plan in the Lease, as determined by the Commissioner, for the first three years, is as follows:

                A. Drilling for Tertiary age prospects or Mesozoic age prospects within two years from the grant date of the Lease (in 2003, "Nir 2" well for Tertiary age prospects was executed).

                B. If drilling takes place, for the purpose of the Tertiary age only, within two years of the grant date of the lease, then an extension of one more year shall be given for drilling for the purposes of the Jurassic age. If no further discovery is made beneath the Pliocene base, then the Lease shall be restricted to the Pliocene base. In December 2005, an extension was granted for presentation of a drilling agreement for the purpose of the Jurassic age up to May 1, 2006 and execution of a drilling within 12 months from the signing date of the drilling agreement.

                In February 2004, Isramco Inc., the operator of the lease (hereinafter - "the Operator") presented to the Partners, among other things, the "Yam 3" prospect - well for oil prospects (hereinafter - "the Drilling") in the Jurassic layer at a depth of 5,900 meters, and with an estimated budget of $40 million.

                Absent a unanimous decision of all the partners regarding execution of the drilling, on July 25, 2004, a "sole risk" notification was issued (hereinafter - "the Notification") in the name of the Partnership to the other partners in the Lease, the meaning of which is that every partner in the Lease is given a period of 30 days from the date the Notification was received, to notify the Operator if it wishes to participate in the Drilling and at what rate of rights. Up to the last date fixed for responding to the Notification, partners holding 42% of the rights (including the Partnership) gave notice of their wish to join the Drilling. Pursuant to the joint operating agreement applying to the Lease, execution of the Drilling must begin with 180 days of the last date fixed for responding to the Notification. Since the Drilling was not commenced by February 25, 2005, the validity of the Notification expired.

                Execution of the Drilling is subject to approval of the Ministry of Defense and signing of an agreement with an owner of the drilling equipment (Semi or Jack Up).

                At the meetings held in 2004 and 2005, the Operator and the Ministry of Defense discussed the conditions for execution of the Drilling. In August 2005, upon submission of the summation with the Ministry of Defense, the Operator contacted drilling companies for purposes of receiving its proposal for execution of the Drilling (timetable and price). If and subject to acceptance of the proposals and an agreement in-principle with the drilling contractor (who will comply with the limitations of the Ministry of Defense), the Operator will update the budget for the Drilling and will bring its execution for the approval of the partners in the lease as well as the approval of the Ministry of Defense.

                At this stage, and as long as proposals have not been received from drilling companies and approvals have not been received from the Ministry of Defense and the partners in the lease, as stated, it is not possible to estimate if and when the Drilling of "Yam 3" well will be executed.

        B.      THE "MED ASHDOD" LEASE

        2.      "GAD 1" WELL

                In February 2005 the operator recommended to the partners in the Lease to execute a drilling for gas purposes - the "Gad 1" Well (hereinafter - "the Well"). In the absence of an unanimous decision of all the partners with respect to execution of the Well, On February 28. 2005, the operator issued a "Sole Risk" notification in the name of the Partnership to the other partners in the Well. The meaning of the "Sole Risk" notification is that every partner in the Lease is given a period of 30 days from the date of receipt of the "Sole Risk" notification to notify the operator of his interest in participating in the Well, at the full rate of this rights of in part thereof or not to participate in the Well at all.

                In response to the "Sole Risk" notification, in addition to the Partnership, other partners holding approximately 14.9% of the rights in the Lease gave notice of their interest in participating in the Well. Accordingly, the rights of those partners not responding to the "Sole Risk" notification were transferred to the Partnership.

                Pursuant to the decision made on August 25, 2005 by the General Meeting of the holders of the Participation Units in the
                Partnership:

                1. On August 29, 2005, the Partnership entered into an agreement with the U.S. company, Palace Petroleum Crop. (hereinafter - "Palace"),.pursuant to which the Partnership will transfer to Palace participation rights in the Well at the rate of 30% in exchange for Palace investing in the Well 34.2% of the drilling costs and 30% of the productions tests (if any). In addition, the Partnership will grant Palace on option to acquire participation rights at the rate of 30% of every additional drilling, if executed in the future in the Med Ashdod Lease site, this being only in a case where the Partnership receives additional participation rights (in addition to the present rate of its rights in the Lease) as part of the "Sole Risk" process, and at a rate that will not be less than the rights to be transferred to Palace as part of the option as stated above.

                2. On August 28, 2005, the Partnership transferred participation rights in the Well at the rate of 1% to Petroleum Fields Exploration (1992) Limited Partnership, in exchange for it bearing its relative share of the drilling costs.

                3. On September 13, 2005 and September 26, 2005, the Partnership transferred participation rights in the Well at the rate of 4% and 5%, respectively, to Delek Drilling Limited Partnership, in exchange for it bearing its relative share of the drilling costs.

                After transfer of the rights as stated, the Partnership remains with 45.103% of the rights in the Well.

                On September 25, 2005, execution of the Well was commenced by the offshore drilling rig, Atwood Southern Cross. The Well was planned for a depth of approximately 2,600 meters and has a budget (after updates) of $ 16.4 million (not including production tests). When the Well reached its final depth, electrical examinations were made which indicated that the target layers are saturated with water. Therefore, on November 16, 2005, the Partners have decided to abandon the Well. The Well costs amounted to roughly $ 16.4 million.

                The Partnership share in the drilling costs amounted to NIS 30,370 thousand, which was recorded on the statement of operations in the fourth quarter of 2005.

        B.      THE "MED ASHDOD" LEASE

        3.      "NIR 1" AND "NIR 2" WELLS

                A. In 2000, "Nir 1" well was executed in the "Yam Ashdod Carveout" for gas purposes. The rate of the Partnership's participation in the "Nir 1" well is 19.1370%. The cost of the well amounted to $13.3 million. The Partnership's share in the drilling costs, which were recorded in the category "investments in oil and gas assets", amounted to NIS 10.9 million.

                        In 2002, Isramco Inc., the Operator of the Lease, obtained from three different overseas firms, opinions designed to provide an assessment of the potential gas that can be produced in the "Nir" reservoir and the economic feasibility of its production. These opinions offer different assessments of the existence of the gas producing potential in the reservoir. The opinions indicate that in order to verify whether an economic gas reserve exists, at least one confirmation drilling must be made.

                        At a meeting of the partners held on April 30, 2003, the Operator recommended execution of the "Nir 2" confirmation well.

                B. Due to a "Sole Risk" notification issued by the Partnership in April 2003 for execution of the "Nir 2" confirmation drilling and transfer of a portion of the rights to third parties, the Partnership remained with rights at the rate of 56.18%.

                        On September 1, 2003, execution of the "Nir 2" well was begun. On November 19, 2003, the Operator presented the partners with an analysis of the results of the production test executed at the "Nir 2" well, which indicated that it is not economically feasible to produce gas from the "Nir 2" well. The total cost of the "Nir 2" well amounted to NIS 44 million. On February 15, 2004, the Operator notified the partners that based on the data analyzed, production of gas from the "Nir 1" well is not economically feasible.

                C. In light of that stated above, in 2003, the Partnership wrote off the full amount of its investment in the "Nir 1" well (in the amount of approximately NIS 10.9 million) and its investment in the "Nir 2" well (in the amount of approximately NIS 24.7 million).

        C.      "MARINE SOUTH" LICENSE

        In 2002, the Commissioner granted 316/"Marine South" License in an area of 142 square kilometers for a period of three years. The holders of the rights in the License are the limited partnerships: the Partnership (59%), Naphtha Exploration (15%), INOC Dead Sea (15%), Modi'in Energy (10%), and Isramco Inc., which serves as operator of the License (1%). In October 2003, the Commissioner's approval was received for deferral of execution of the three-dimensional seismic survey up to February 15, 2004. In addition, the Commissioner provided that the last date for preparing the prospect for drilling is June 15, 2004, and execution of drilling shall begin no later than December 15, 2004.

        In January 2004, the operator requested from the Commissioner to increase the area of the "Marine South" in order to permit a three-dimensional seismic survey on the enlarged area. The operator also requested from the Commissioner to defer the date of execution of the said seismic survey up to January 1, 2005, and that if the said survey is executed to approve extension of the License for two more years. As a result of rejection of the said request, in November 2004, the operator recommended to the partners to return the license. The partners accepted the operator's recommendation and the license was returned.

        D.      THE "GAL" LICENSES

        GENERAL

        In 2001, the Partnership acquired rights at the rate of 5% in six offshore licenses: Michal, Matan, Tommy, Orli, Shira and Aya (hereinafter - "the Gal Licenses").

        In June 2002, the Orli, Aya and Tommy licenses were returned due to the absence of appropriate drilling prospects and, in July 2003, the Shira license expired due to a failure to comply with the license's work plan.

        MICHAL AND MATAN LICENSES

        In 2001, the operator presented the partners with the results of the three-dimensional seismic survey that had been conducted in the areas of the Michal and Matan Licenses and according to which two prospects had been mapped, one for each license.

        In November 2002, the operator recommended to the partners to execute "Tamar 1" well in the "Matan" License (hereinafter - "Tamar 1" well) at an expected cost of $40 million.

        On February 4, 2003, the partners in the Licenses reached an agreement, according to which each partner specified the percentage at which it wished to participate in the "Tamar 1" well.

        The Partnership undertook to participate in the "Tamar 1" well to the full extent of its rights in the said Licenses, (5%). As a result of the withdrawal of some of the partners and the decision of other to reduce their participation in the "Tamar 1" well, the partners decided to authorize BG International Ltd. (hereinafter - "BG") (which was a partner in the Licenses and served as operator of the Licenses) to endeavor to market the balance of the participation percentages to a third party.

        In December 2004, the Commissioner approved extension of the Licenses up to June 2, 2005. During the said extension period, the operator (BG) must undertake to execute a drilling of the well as an essential condition for an additional extension. Nonetheless, the Commissioner noted that if the said obligation is not complied with, he will consider an additional extension of the Licenses, on the condition that the operator undertakes to recruit investors for the well.

        In March 2005, BG notified the partners in the Licenses and the Commissioner that it relinquishes its rights in the Licenses and resigns it position as operator of the Licenses. As a result of that stated and pursuant to the joint operating agreement, BG's rights were transferred to the other partners in the Licenses based on their proportionate shares therein. Accordingly, the rate of the rights in the Licenses transferred to the Partnership come to 20.510%.

        In May 2005, an agreement was pursuant to which Dor Chemicals Ltd. And the Dor Gas Explorations, Limited Partnership transferred, for no consideration, to the Partnership and to the limited partnership Delek Drillings (hereinafter - "Delek") and Avner Petroleum Exploration (hereinafter - "Avner") participation rights in the Licenses, such that the Partnership was transferred 4.885% and Delek and Avner were transferred 15.197% each.

        In light of that stated, as at the balance sheet date, the rate of the Partnership's rights in the Licenses was 30.395%.

        MICHAL AND MATAN LICENSES (cont'd)

        The partners in the Licenses notified the Commissioner of their intention to execute "Tamar 1" well subject to the joining of a professional operator having deep - water drilling experience and subject to the drilling budget not exceeding 40$ million (hereinafter - "the Notification"). As a result of the notification on May 26, 2005, the Commissioner extended the validity of the Licenses up to December 2, 2006. It was provided in the extension conditions that by June 2, 2006, the partners must present to Commissioner an agreement with a contractor or operator for execution of "Tamar 1" well. Upon fulfillment of the said conditions, the Commissioner will act to extend the validity of the Licenses up to December 2, 2007.

        At the meeting of the partners held in August 2005, the partners approved Isramco Inc.'s continued appointment as temporary operator of the Licenses for a period up to December 1, 2005 and authorized the operator to contact drilling companies in order to locate an appropriate drilling rig for performance of the drilling. As at the signing date of the financial statements, a permanent operator for the Licenses had not yet been appointed and offers from drilling contractors to perform the drilling had not yet been received.

        As this stage, and as long as no obligation exists for participation in the full amount of this rights (100%) in the drilling of the "Tamar 1" well, and an offer from drilling contractors to perform the drilling has not been received, the General Partners is unable to estimate of and when the said drilling will be executed.

        Regarding the Partnership's liability for an overriding royalty - see 9B., below.

NOTE 6 - SUNDRY RECEIVABLES

                                                    DECEMBER 31     DECEMBER 31
                                                           2005            2004
                                                  -------------   -------------
                                                  NIS THOUSANDS   NIS THOUSANDS
                                                  -------------   -------------

        Institutions                                          9               9
                                                  =============   =============

NOTE 7 - INVESTMENTS IN OIL AND GAS PROPERTIES

                                                    DECEMBER 31     DECEMBER 31
                                                           2005            2004
                                                  -------------   -------------
                                                  NIS THOUSANDS   NIS THOUSANDS
                                                  -------------   -------------

        Investment in "Or 1" well (1)                     7,609           7,609
                                                  =============   =============


        (1)     See Note 5A.

NOTE 8 - SUNDRY PAYABLES

                                                    DECEMBER 31     DECEMBER 31
                                                           2005            2004
                                                  -------------   -------------
                                                  NIS THOUSANDS   NIS THOUSANDS
                                                  -------------   -------------

        Accrued expenses                                    501             458
                                                  =============   =============

NOTE 9 - CONTINGENT LIABILITIES AND COMMITMENTS

        A. In the event of discovery of oil and/or gas and/or other valuable material that can be produced within the licenses and leases in which the Partnership is active at present and other licenses and leases in which the Partnership will participate, the Partnership undertook to pay royalties from the revenues generated from the first 10% of its share in the license/lease, as follows:

                                                ONSHORE LICENSES                         OFFSHORE LICENSES
                                    --------------------------------------    -------------------------------------
                                     UP TO THE DATE OF       FOLLOWING THE      UP TO THE DATE        FOLLOWING THE
                                         RETURN OF THE   DATE OF RETURN OF    OF RETURN OF THE    DATE OF RETURN OF
                                            INVESTMENT      THE INVESTMENT          INVESTMENT       THE INVESTMENT
                                    ------------------   -----------------    ----------------    -----------------
                To Isramco Inc.                  5.00%              13.00%               1.00%               13.00%

                In addition, in the event of a discovery of oil and/or gas and/or other valuable material that will be extracted and realized from the Med Ashdod Lease and the Med Yavneh Lease, the Limited Partnership has undertaken to pay royalties from the revenues generated from the first 10% of its share in the lease as specified below:

                                                                                    THE MED ASHDOD LEASE AND
                                                                                        MED YAVNEH LEASE
                                                                             --------------------------------------
                                                                             UP TO THE DATE OF        FOLLOWING THE
                                                                                 RETURN OF THE    DATE OF RETURN OF
                                                                                    INVESTMENT       THE INVESTMENT
                                                                             -----------------    -----------------
                To J. O. E. L. Jerusalem Oil
                Exploration Ltd.                                                         0.51%                6.58%
                To Equital Ltd.                                                          0.38%                4.93%
                To Isramco Inc.                                                          0.06%                0.83%

                Isramco Inc. is entitled to an overriding royalty of 2% from the Partnership's share in the oil and/or gas, that is produced from the Med Ashdod and Med Yavneh lease and/or of any petroleum right that comes in their place, this being in addition to any other royalty and/or consideration to which Isramco Inc. is entitled at present.

        B. The Partnership has an obligation for the payment of an overriding royalty to the General Partner of 5% of the Partnership's share of the revenues from oil and/or gas (gross, before expenses and other payments including a royalty to the State according to the Petroleum Law, 1952) that is produced from the Matan and Michal Licenses, including any petroleum asset that may come in their place.

        C. According to an agreement dated February 1997, the Partnership acquired the full rights of Equital Ltd., a related party, in the Shikma Carveout in the Ashdod Lease (10%) to a depth of 1,500 meters and below.

                The Partnership has undertaken to pay Equital Ltd. if the well is found to be commercial, the amount of $84.5 thousand, as well as a royalty at the rate of 6% before and after the return of the investment.

        D. The Partnership has an undertaking to pay royalties to the State of Israel in accordance with the Petroleum Law, 1952

        E. According to an amendment to the Limited Partnership agreement, dated August 6, 1993, that is valid from June 1993, it was determined that the Limited Partnership shall pay the General Partner an amount that is the equivalent of $35,000 a month for placing the services of the employees of the General Partner, as needed, at the disposal of the Limited Partnership and for rent and regular maintenance of part of the offices of Isramco Inc. in Israel that is also used by the Limited Partnership.

                At the General Meeting of owners of the participation units, that was held in February 1997, it was decided to approve an update of the payment to the General Partner to a sum that is the equivalent of $42,000 (plus Value Added Tax) from January 1997. At that meeting, a commitment was given by the General Partner according to which the General Partner would collect a monthly payment of only $40,000 (plus Value Added Tax).

        F. According to an agreement (hereinafter - "the Marketing Agreement") signed in March 1989 between the Limited Partnership and the East Mediterranean Oil and Gas Company Ltd. (hereinafter
                - "EMOG"), EMOG was granted the right to be appointed the exclusive marketing agent of the Limited Partnership in Israel and areas under its control for the wholesale marketing of crude oil from the oil fields of the Negev 2 Venture to which the Limited Partnership is entitled. In an agreement signed in March 1992 between the Limited Partnership and other companies some of whom at that time were parties having an interest in the General Partner (J. O. E. L. Jerusalem Oil Explorations Ltd. and Isramco Inc.), various oil rights were transferred to the Limited Partnership, including the "Negev Med" preliminary permit on the basis of which the Med Ashdod and Med Yavneh leases were issued later on (hereinafter - "the Rights Transfer Agreement"). In the Rights Transfer Agreement, it was determined that the marketing of the crude oil produced from the petroleum assets that had been transferred to it from the above interested parties according to the Rights Transfer Agreement would be carried out by EMOG in accordance with the Marketing Agreement.

                The period of the agreement is fifteen years from the first commercial production. EMOG may assign its rights and obligations under the agreement.

        G. The oil rights in which the Limited Partnership has a share are allocated for a fixed term and on certain conditions. An extension of the validity of a petroleum asset is usually at the discretion of the authorities in accordance with the Petroleum Law as well as the renewal of any part thereof or the stipulating of additional conditions. In the event of failure to fully comply with the conditions, the right may be cancelled or reduced. The ability to exploit the petroleum assets in accordance with the lease and the licenses is contingent, among other things, on the Limited Partnership and the partners therein being willing and able to finance the various operations therein as well as the availability of appropriate equipment and personnel in Israel. The lack of equipment or personnel is liable to increase the costs or totally prevent fulfillment of the terms of the lease or the license or the permit or prevent or reduce the period of their extension or even lead to their cancellation.

                In addition, in accordance with the Petroleum Law, if within the first three years of the granting of the lease, oil/gas is not produced from the lease site in commercial quantities, the appointed Minister is permitted to send the lease owner a notification demanding that production of oil/gas in commercial quantities be commenced within the time period determined by the Minister in the notification - which may not be less than 60 days. If production, as stated, is not commenced, the lease will expire. In the estimation of the General Partner and based on discussions with the Commissioner of Petroleum Matters, a notification as stated will not be sent with respect to the Med Ashdod lease - up to the end of the time allocated for execution of a drilling for oil prospects (that is, July 1, 2007) and with respect to the Med Yavneh lease - so long as development from the "Noa" gas field has not been started, which is nearby and subject to development from the "Or 1" gas field having been started at the same time.

        H. According to the trust agreement, in the event of termination of the trust, the cash received as a result of the realization of the trust assets less the costs involved in the realization and termination of the trust, will be divided among the owners of the participation units and the holders of the options (if any) less the exercise premium.

        I. The Supervisor is entitled to receive wages from the Limited Partnership in an amount in shekels which is equivalent to $3,500 per month, as long as the trust agreement remains in effect. Similarly, the Supervisor is entitled to receive from the Limited Partnership expenses that were duly incurred in the discharge of his duties and that were approved by the General Meeting. The Supervisor received approval for a budget for purposes of legal consultation, in the amount of $10,000 per year. In addition, the Supervisor is entitled to additional compensation for his work in connection with issuance of additional rights, in the amount of $20,000 in respect of every issuance, or such higher amount that will be approved by the General Meeting.

        J. According to the trust agreement, the Limited Partner (the trustee) is entitled to receive annual wage of $1,000.

        K. The Limited Partnership has undertaken to indemnify the General Partner and any of its employees and/or directors for any loss, expenses or damage that they or their agents bear or are required to bear, whether directly or indirectly, as a result of any act or omission in accordance with the provisions of the Limited Partnership agreement or in accordance with law.

        L. Some of the offshore drillings in which the Partnership may be a partner, are subject to the conditions and restrictions that determined or that may be determined in future by the Defense System. These conditions and restrictions could cause a change and delay in the time schedules and, as a result, could generate an increase in expected costs and a failure to comply with the lease.

        M.      (1)     The Limited Partnership shall be dissolved upon the
                        occurrence of any of the following instances:

                        a. At the end of the period in which the Limited Partnership holds, directly or indirectly, a valid petroleum asset or rights therein or in the petroleum to be produced.

                        b. If the General Partner should cease to fulfill its position and no other partner is appointed in its place within 6 months from the date on which he left office.

                        c. If the partners agree to dissolve the Limited Partnership.

                (2) According to the directives of the Stock Exchange, the Board of Directors of the Stock Exchange may remove the Limited Partnership's securities from trading in the following instances (this being in addition to the causes of action included in the Stock Exchange's Articles of Association in respect of suspending of trade and cancellation of the registration of securities of companies):

                        a. If the Limited Partnership ceases to operate in the area of the activities that were specified by the Limited Partnership before the registration for trading, for a period of nine consecutive months in which the most of the Partnership's expenses are not expenses for exploration and development, within the meaning of the Income Tax Regulations (Deductions from Income of Holders of Oil Rights), 1956.

                        b. The Limited Partnership commences to also engage in areas of activity that are not within the limits of its exclusive occupation.

                        c. The Limited Partnership commences to also engage in projects other than those that were specified by the Limited Partnership before the first registration for trading or other than those that were specified in the Limited Partnership agreement after the first registration for trading and that an amendment of the partnership agreement was approved by the General Meeting of the owners of the participation units.

        N. On July 13, 2005, a Request for Instructions (hereinafter -"the Request") was filed with the District Court of Tel-Aviv (hereinafter - "the Court") by the Partnership's Supervisor and the General Partner, wherein the Court was requested to decide the question whether pursuant to the provisions of Partnership Agreement the General Partner is required to distribute to the Limited Partner earnings of the Partnership accrued during the years 2003 and 2004, in the amount of NIS 102,644 thousand (hereinafter - "the Earnings").

                The position to the General Partner is that the Earnings should not be distributed since, among other reasons, they constitute "fruits of interim investments" within the meaning thereof in Partnership Agreement. In light of the uncertainties arising from this issue, the Court was requested to decided whether the Earnings constitute "fruits of interim investments" within the meaning thereof in Partnership Agreement that are not to be distributed, or not.

                If the Court decides that the Earnings are distributable based on the provisions of the Partnership Agreement and since the provisions of the Partnership Agreement provide that earnings shall not be distributed if their receipt by the Limited Partner will be considered a withdrawal of all or part of his investment in the Partnership, within the meaning of Section 63(B) of the Partnership Ordinance [New Version], 1975, the Court will be requested to decide the question whether receipt of the Earnings by the Limited Partner constitutes withdrawal or receipt of part of his investment in the Partnership, within the meaning of
                Section 63(B), as stated, where the Limited Supervisor's position is that that the tests included in the Companies Law should be applied to the Partnership and that the Partnership is in compliance with these tests, whereas the General Partner has not taken a position with respect to the matter.

                The request in scheduled for hearing by the Court on February 16, 2006.

        O. In July 2005, a representative of several holders of participation units (hereinafter - "the Representative") contacted the Trustee claiming that the Trustee was required to report to the Stock Exchange that most of the Partnership's expenses during a period in excess of 9 months, are not "exploration and development expenses" within the meaning of the Income Tax Regulations (Deductions from Income of Holders of Petroleum Rights), 1956, since most of the Partnership's expenses are administrative and general expenses that, he claims, do not fall within the ambit of "exploration and development expenses" within the meaning thereof in the said Regulations. The Trustee responded to the Representative that to the best of his knowledge, "exploration and development expenses" within the meaning of the Articles of Association of the Stock Exchange, include administrative and general expenses incurred in connection with the current management of the Partnership's activities.

                It is noted that the Articles of Association of the Stock Exchange and its directives provide that the Board of Directors of the Stock Exchange is permitted to suspend trading of the securities of a petroleum partnership and to remove them from trading if, among other things, during a period of 9 consecutive months most of the partnership's expenses are not "exploration and development expenses" within the meaning thereof in the said Regulations. The authority to suspend trading of the partnership's securities and/or to remove them from trading is subject to the discretion of the Board of Directors of the Stock Exchange, as the Stock Exchange's authoritative body.

                In light of the legal dispute between the Trustee and the Representative, on August 8, 2005, the Trustee requested that the Stock Exchange's management present its position with respect to the matter. On August 15, 2005, the Stock Exchange responded to the Trustee that the interpretation of term "exploration and development expenses" within the meaning thereof in the Directives of the Articles of Association of the Stock Exchange also include expenses incurred for the current management of a Petroleum Exploration Partnership as provided in the Income Tax Regulations (Rules for Calculating the Tax on the Holding and Sale of Participation Units in a Petroleum Exploration Partnership), 1988.

                The Trustee notified the Stock Exchange that as at August 2005, the Partnership is in compliance with the conditions required in the Directives of the Stock Exchange, as stated, that is, the Partnership's expenses are "exploration and development expenses".

NOTE 10 - LIMITED PARTNERSHIP'S CAPITAL

                                                    DECEMBER 31     DECEMBER 31
                                                           2005            2004
                                                  -------------   -------------
                                                  NIS THOUSANDS   NIS THOUSANDS
                                                  -------------   -------------

        Participation units of NIS 0.01
        par value (in thousands)                      4,250,908       4,250,908
                                                  =============   =============

        A.      THE GENERAL PARTNER - ISRAMCO OIL AND GAS LTD.

        Up to December 31, 2005, the General Partner invested NIS 389 thousand in the capital of the Limited Partnership, and it participates in the Limited Partnership's expenses and losses and is entitled to its income according to the share of the General Partner in the capital invested in the Limited Partnership's capital.

        As at December 31, 2005, the share of the General Partner in the capital is 0.05% and is progressively reduced with every increase in capital.

        B.      THE LIMITED PARTNER - ISRAMCO MANAGEMENT (1988) LTD.

        As at December 31, 2005, the Limited Partner invested in the capital of the Limited Partnership, NIS 856,002 thousand (after deduction of the issuance costs) and it participates in the Limited Partnership's expenses and losses and is entitled to its income according to its share in the capital invested in the Limited Partnership's capital. As at December 31, 2005, the share of the Limited Partner in the capital is 99.95% and is progressively increased with every increase in capital.

        C.      THE CAPITAL OF THE LIMITED PARTNERSHIP

        The composition of the capital of the Limited Partnership is as follows:

                                                              LIMITED PARTNER    GENERAL PARTNER              TOTAL
                                                             ----------------   ----------------   ----------------
                                                                NIS THOUSANDS      NIS THOUSANDS      NIS THOUSANDS
                                                             ----------------   ----------------   ----------------
         Investment in the Partnership, net                           856,002                389            856,391
                                                             ----------------   ----------------   ----------------

         Loss balance at beginning of the year                       (294,500)              (202)          (294,702)

         Net income for the year                                       37,917                 19             37,936

         Tax deposits paid on behalf of holders of
          the participation certificates                               (5,074)                 -             (5,074)
                                                             ----------------   ----------------   ----------------

         Loss balance at end of the year                             (261,657)              (183)          (261,840)
                                                             ----------------   ----------------   ----------------

         Limited Partnership capital at end of the year               594,345                206            594,551
                                                             ================   ================   ================

        D. In accordance with a legal opinion received by the Limited Partnership, it was recommended that when the partners will have accrued profits, the Limited Partner and/or the Supervisor would request the Court to issue instructions in respect of the doubts raised in the opinion regarding the distributable profits and if and when distribution of profits by the Limited Partnership will be deemed to be a withdrawal of part of the investment of the Limited Partner within the meaning of Section 63(B) of the Partnerships Ordinance.

        E. In the framework of discussions held with the Tax Authorities during the years 2002 - 2004, in connection with the Partnership's request to receive an exemption from withholding of tax at the source, the Tax Authorities raised a requirement that the tax deriving from the taxable income attributable to the holders of the participation certificates, shall be paid by the Partnership on behalf of the holders of the participation certificates.

                On December 15, 2004, an agreement was signed between the Partnership and the Tax Authorities, according to which it was provided that the Partnership shall be entitled to receive an exemption from withholding of tax at the source on its income, subject to the condition that beginning from 2004, the Partnership will pay to the Tax Authorities, at the end of every tax year, an advance deposit on account of the tax liability of the holders of the participation certificates, which shall be calculated based on the amount of the Partnership's income for tax purposes in the relevant tax year by category (interest, dividends, gains/losses from sale of securities) less the Partnership's allowable deductions for tax purposes in a manner proportionate to the income, multiplied by the rates fixed in the agreement. The said payment will be attributed to the credit of every certificate holder (as defined in the Income Tax Regulations) based on his proportionate share, as an advance deposit on account of the tax.

                Pursuant to the agreement, in the current year the Partnership paid NIS 5,074 thousand (in 2004 - NIS 3,619 thousand), which was recorded to the credit of every certificate holder based on his proportionate share, as a deposit on account of the tax and that will be included as part of the certificate for purposes of calculating the deduction to which the holder is entitled due to the holding of participation certificates.

                The amounts paid by the Partnership, as stated, are presented as a reduction of Partnership capital.


NOTE 11 - DETAILS TO STATEMENT OF EARNINGS CATEGORIES

        A.      FINANCING INCOME, NET

                                                                                  FOR THE YEAR ENDED 31 DECEMBER
                                                                       ----------------------------------------------------
                                                                                 2005               2004               2003
                                                                       --------------     --------------     --------------
                                                                        NIS THOUSANDS      NIS THOUSANDS      NIS THOUSANDS
                                                                       --------------     --------------     --------------
        Gain from marketable securities, net                                   50,479             36,005             67,183
        Interest on deposits in banks and exchange rate differences               281                553                690
        Dividend and interest income from marketable securities                24,432             25,955             25,492
        Commissions, management fees and others                                (3,804)            (3,890)            (3,671)
                                                                       --------------     --------------     --------------

                                                                               71,388             58,623             89,694
                                                                       ==============     ==============     ==============

        B.      PARTICIPATION IN GAS AND OIL EXPLORATION, NET


                                                                                  FOR THE YEAR ENDED 31 DECEMBER
                                                                       ----------------------------------------------------
                                                                                 2005               2004               2003
                                                                       --------------     --------------     --------------
                                                                        NIS THOUSANDS      NIS THOUSANDS      NIS THOUSANDS
                                                                       --------------     --------------     --------------
        "Med Ashdod" Lease (including "Nir 1" and "Nir 2" wells)                   91                106             35,617
        "Center Marine" License (including "Romi 1" well)                            -                  -               (459)
        "South Marine" License                                                       -                187                227
        "Med Yavne" Lease                                                          279                231                315
        "Gal" Licenses                                                              62                 23                429
        "Shikma Sea" License - "Nordon 1" well                                       -                366               (382)
        "Med Ashdod" Lease - "Gad 1" well                                       30,370                  -                  -
        Others                                                                       -                 12                 22
                                                                       --------------     --------------     --------------

                                                                                 30,802                925             35,769
                                                                       ==============     ==============     ==============

        Including expenses to related parties                                    2,910                664              4,942
                                                                       ==============     ==============     ==============

         C.     GENERAL AND ADMINISTRATIVE EXPENSES


                                                                                  FOR THE YEAR ENDED 31 DECEMBER
                                                                       ----------------------------------------------------
                                                                                 2005               2004               2003
                                                                       --------------     --------------     --------------
                                                                        NIS THOUSANDS      NIS THOUSANDS      NIS THOUSANDS
                                                                       --------------     --------------     --------------
        Management fee to the General Partner - related party                   2,157              2,154              2,168
        Professional services                                                     151                160                126
        Taxes and permits                                                         105                105                122
        Wages to limited partner and supervisor                                   195                192                219
        Others                                                                     42                 82                 32
                                                                       --------------     --------------     --------------

                                                                                2,650              2,693              2,667
                                                                       ==============     ==============     ==============

        D.      INCOME PER PARTICIPATION UNIT


                                                                                  FOR THE YEAR ENDED 31 DECEMBER
                                                                       ----------------------------------------------------
                                                                                 2005               2004               2003
                                                                       --------------     --------------     --------------
                                                                        NIS THOUSANDS      NIS THOUSANDS      NIS THOUSANDS
                                                                       --------------     --------------     --------------
        Number of participation units used to compute the basic
          income per participation unit (in thousands)                      4,250,908          4,250,908          4,250,908

        Income used in computing basic income (in NIS 000) per
          participation unit                                                   37,919             54,977             51,232

NOTE 12 - INTERESTED PARTIES AND RELATED PARTIES

        A. The limited partnerships, Naphtha Explorations, I.N.O.C. Dead Sea and the Partnership, are managed by related companies that are controlled by the same controlling interest. The said partnerships together with Isramco Inc., which is also under the control of the same controlling interest, are partners, in full or in part, in different gas and oil exploration rights.

                The joint ventures for oil and gas explorations, in which the said partnerships and the Partnership participate, receive services from companies that are related parties and are controlled by the same controlling interest. Also, in most of the joint ventures, in which the Partnership participates, some of the partners are related parties and interested parties that also act in part as venture operators who are entitled to venture operator fees at a set rate of the direct expenses or venture operator fees at a fixed monthly amount, according to the joint venture agreements.

        B. Balances and transactions with related and interested parties are included in the notes to the financial statements in the appropriate categories.

        C. For information on undertakings with related and interested parties - See Note 9.

        D. For information on royalties to related parties and interested parties - See Note 9.

NOTE 13 - DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP

        A.      GENERAL

        The Limited Partnership's financial statements are prepared in accordance with generally accepted accounting principles in Israel ("Israeli GAAP"), which differ in certain respects from generally accepted accounting principles in the United States ("U.S. GAAP"). Differences which have a significant effect on the Limited Partnership's net assets, income and equity, are set forth below.

        1.      EFFECT OF INFLATION

                Up to December 2003, the Limited Partnership included the effect of price level changes in the accompanying financial statements, as required under Israeli GAAP and as discussed in Note 3 to these financial statements.

                U.S. GAAP does not provide for recognition of the effects of such price level changes. However, the U.S. Securities and Exchange Commission permits recognition of the effects of price level changes and, therefore, such effects are not included in the reconciliation of net income or equity presented herein.

        2.      MARKETABLE SECURITIES

                The Limited Partnership owns 13.5% of the participation units of a related limited partnership, which is engaged in oil and gas exploration. Under Israeli GAAP, these participation units, which are designated for sale in the short term, are recorded at market value as at the balance sheet date with unrealized income/losses being recorded in the statements of earnings. Under U.S. GAAP, the participation units are recorded using the equity method in accordance with EITF - D-46 which requires implementation of Statement of Position 78-9 for the Limited Partnership's investments.

                The effect of reversing the unrealized income/losses on the participation units for Israeli GAAP, and application of the equity method of accounting for U.S. GAAP purposes, are presented below as separate adjustments.

        B. THE EFFECT OF MATERIAL DIFFERENCES BETWEEN ISRAELI AND U.S. GAAP DERIVING FROM THE AFOREMENTIONED ITEMS ON THE FINANCIAL STATEMENTS, IS SHOWN BELOW:

        1.      ON THE STATEMENTS OF EARNINGS:

                                                                                      YEAR ENDED 31 DECEMBER
                                                                       ----------------------------------------------------
                                                                                 2005               2004               2003
                                                                       --------------     --------------     --------------
                                                                        NIS THOUSANDS      NIS THOUSANDS      NIS THOUSANDS
                                                                       --------------     --------------     --------------
                Net income under Israeli GAAP                                  37,936             55,005             51,258
                                                                       --------------     --------------     --------------

                ADJUSTMENT
                Revaluation of marketable securities                             (972)              (943)              (622)
                Partnership equity in earnings of a partnership                   265                955                465
                                                                       --------------     --------------     --------------

                                                                                 (707)                12               (157)
                                                                       --------------     --------------     --------------

                  Net income under U.S. GAAP                                   37,229             55,017             51,101
                                                                       ==============     ==============     ==============

        B. THE EFFECT OF MATERIAL DIFFERENCES BETWEEN ISRAELI AND U.S. GAAP DERIVING FROM THE AFOREMENTIONED ITEMS ON THE FINANCIAL STATEMENTS, IS SHOWN BELOW: (CONT'D)

        1.      ON THE STATEMENTS OF EARNINGS: (cont'd)

                                                                                   YEAR ENDED 31 DECEMBER
                                                                     ----------------------------------------------------
                                                                               2005               2004               2003
                                                                     --------------     --------------     --------------
                                                                      NIS THOUSANDS      NIS THOUSANDS      NIS THOUSANDS
                                                                     --------------     --------------     --------------
                BASIC AND DILUTED INCOME PER
                 PARTICIPATION UNIT (UNDER U.S. GAAP)

                Net income                                                   37,229             55,017             51,101
                                                                     ==============     ==============     ==============

                General partner's share in the net income                        19                 28                 26
                                                                     ==============     ==============     ==============

                Net income attributable to
                 participation unit holder                                   37,210             54,989             51,075
                                                                     ==============     ==============     ==============

                Basic net income per participation unit (NIS)                0.0088             0.0129             0.0120
                                                                     ==============     ==============     ==============

                Weighted-average number of participation
                 units used in calculation of basic
                 income per unit (in thousands)                           4,250,908          4,250,908          4,250,908
                                                                     ==============     ==============     ==============

        2.      ON BALANCE SHEET ITEMS:

                                                                              DECEMBER 31
                                      ---------------------------------------------------------------------------------------------
                                                          2005                                            2004
                                      ---------------------------------------------   ---------------------------------------------
                                        AS REPORTED      ADJUSTMENT          AS PER     AS REPORTED      ADJUSTMENT          AS PER
                                                                          U.S. GAAP                                       U.S. GAAP
                                      NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS
                                      -------------   -------------   -------------   -------------   -------------   -------------
        ASSETS
        Marketable securities (1)           583,569          (4,114)        579,455         539,042          (3,142)        535,900
                                      =============   =============   =============   =============   =============   =============

        Investment in affiliate (2)               -           5,609           5,609               -           5,344           5,344
                                      =============   =============   =============   =============   =============   =============

        EQUITY
        Accumulated loss (1) (2)           (261,840)          1,495        (260,345)       (294,702)          2,202        (292,500)
                                      =============   =============   =============   =============   =============   =============

        (1)     Change in value of investment securities to market value.
        (2)     Partnership equity in earnings of a partnership.

        B. THE EFFECT OF MATERIAL DIFFERENCES BETWEEN ISRAELI AND U.S. GAAP DERIVING FROM THE AFOREMENTIONED ITEMS ON THE FINANCIAL STATEMENTS, IS SHOWN BELOW: (CONT'D)

        3.      ON THE STATEMENT OF CASH FLOWS:

                                                                                   YEAR ENDED 31 DECEMBER
                                                                     ----------------------------------------------------
                                                                               2005               2004               2003
                                                                     --------------     --------------     --------------
                                                                      NIS THOUSANDS      NIS THOUSANDS      NIS THOUSANDS
                                                                     --------------     --------------     --------------
                Net cash inflow generated by
                 operating activities - Israeli GAAP                         17,933             22,339             15,934

                ADJUSTMENTS
                Net (loss) income                                              (707)                12               (157)
                Gain from marketable securities, net                            972                943                622
                Proceeds from disposal  (investment in)
                 marketable securities, net                                   5,952            (30,378)             1,820
                Partnership equity in earnings of a partnership                (265)              (955)              (465)
                                                                     --------------     --------------     --------------

                Net cash inflow (outflow) generated by
                 operating activities - U.S. GAAP                            23,885             (8,039)            17,754
                                                                     ==============     ==============     ==============

                Net cash outflow generated by
                 investing activities - Israeli GAAP                        (24,418)           (30,378)           (22,848)

                ADJUSTMENTS
                Investment in marketable securities                         487,366            204,464            187,069
                Proceeds from disposal of marketable securities            (493,318)          (174,086)          (188,889)
                                                                     --------------     --------------     --------------

                Net cash outflow generated by
                 investing activities - U.S. GAAP                           (30,370)                 -            (24,668)
                                                                     ==============     ==============     ==============

NOTE 14 - CONDENSED OF FINANCIAL STATEMENTS IN NOMINAL VALUES

        A.      BALANCE SHEETS

                                                            DECEMBER 31     DECEMBER 31
                                                                   2005            2004
                                                          -------------   -------------
                                                          NIS THOUSANDS   NIS THOUSANDS
                                                          -------------   -------------
        CURRENT ASSETS

        Cash and cash equivalents                                 2,720          14,279
        Marketable securities                                   583,569         539,042
        Joint ventures for gas and oil exploration                1,328           1,307
        Sundry receivables                                            9               9
                                                          -------------   -------------
                                                                587,626         554,637
                                                          -------------   -------------
        INVESTMENTS

        Investment in gas and oil properties                      7,186           7,186
                                                          -------------   -------------

                                                                594,812         561,823
                                                          =============   =============

        CURRENT LIABILITIES

        Sundry payables                                             501             458
        Joint ventures for gas and oil exploration                  183              99
                                                          -------------   -------------
                                                                    684             557
                                                          -------------   -------------

        LIMITED PARTNERSHIP CAPITAL                             594,128         561,266
                                                          -------------   -------------

                                                                594,812         561,823
                                                          =============   =============

        B.      STATEMENTS OF EARNINGS

                                                                                        FOR THE YEAR ENDED
                                                                       ----------------------------------------------------
                                                                          31 DECEMBER        31 DECEMBER        31 DECEMBER
                                                                                 2005               2004               2003
                                                                       --------------     --------------     --------------
                                                                        NIS THOUSANDS      NIS THOUSANDS      NIS THOUSANDS
                                                                       --------------     --------------     --------------
        INCOME

        Financing income, net                                                  71,388             58,623             81,344
                                                                       --------------     --------------     --------------

        EXPENSES

        Participation in gas and oil exploration, net                          30,802                925             35,216
        General and administrative expenses                                     2,650              2,693              2,692
                                                                       --------------     --------------     --------------

                                                                               33,452              3,618             37,908
                                                                       --------------     --------------     --------------

        Net income                                                             37,936             55,005             43,436
                                                                       ==============     ==============     ==============

        C.      STATEMENTS OF CHANGES IN LIMITED PARTNERSHIP CAPITAL

                                                                        PARTNERSHIP'S        ACCUMULATED
                                                                              CAPITAL               LOSS              TOTAL
                                                                       --------------     --------------     --------------
                                                                        NIS THOUSANDS      NIS THOUSANDS      NIS THOUSANDS
                                                                       --------------     --------------     --------------
         BALANCE AS AT JANUARY 1, 2003                                        587,280           (120,836)           466,444

         Net income for the year                                                    -             43,436             43,436
                                                                       --------------     --------------     --------------

         BALANCE AS AT DECEMBER 31, 2003                                      587,280            (77,400)           509,880

         Net income for the year                                                    -             55,005             55,005

         Tax deposits paid on behalf of the
          participation certificates                                                -             (3,619)            (3,619)
                                                                       --------------     --------------     --------------

         BALANCE AS AT DECEMBER 31, 2004                                      587,280            (26,014)           561,266

         Net income for the year                                                    -             37,936             37,936

         Tax deposits paid on behalf of the
          participation certificates                                                -             (5,074)            (5,074)
                                                                       --------------     --------------     --------------

         BALANCE AS AT DECEMBER 31, 2005                                      587,280              6,848            594,128
                                                                       ==============     ==============     ==============

        D.      LIMITED PARTNERSHIP CAPITAL

        The Limited Partnership capital is comprised as follows:

                                                                              LIMITED            GENERAL
                                                                              PARTNER            PARTNER              TOTAL
                                                                       --------------     --------------     --------------
                                                                        NIS THOUSANDS      NIS THOUSANDS      NIS THOUSANDS
                                                                       --------------     --------------     --------------
        Partners' investments, net                                            587,141                139            587,280
                                                                       --------------     --------------     --------------

        Loss balance at beginning of year                                     (25,921)               (93)           (26,014)

        Net income for the year                                                37,917                 19             37,936

        Tax deposits paid on behalf of the
         participation certificates                                            (5,074)                 -             (5,074)
                                                                       --------------     --------------     --------------

        Loss balance at end of year                                             6,922                (74)             6,848
                                                                       --------------     --------------     --------------

        Partnership capital at end of year                                    594,063                 65            594,128
                                                                       ==============     ==============     ==============